AGREEMENT FOR PURCHASE AND SALE OF ASSETS


         This Agreement for Purchase and Sale of Assets (the "Agreement") is made and entered into as of July 23, 1998, by and between HUMPHREY SYSTEMS DIVISION OF CARL ZEISS, INC., a New York corporation ("Humphrey"), and PARADIGM MEDICAL INDUSTRIES, INC., a Delaware corporation ("Paradigm").


                                    RECITALS

         A. Humphrey is in the business of designing, developing, manufacturing and selling ophthalmic diagnostic equipment.

         B. On or about May 11, 1998, Humphrey retained Doug Adams as a broker/consultant in connection with the sale of Humphrey's discontinued ultrasonic product line. Pursuant to said retainer, Doug Adams identified Paradigm as an interested party.

         C. Paradigm is a high-tech ophthalmic equipment company whose stock is publicly traded on the NASDAQ Small Cap market.

         D. Paradigm desires to acquire from Humphrey and Humphrey desires to sell to Paradigm, on the terms and subject to the conditions of this Agreement, certain assets used in the manufacturing and production of Humphrey's ultrasonic microprocessor based line of ophthalmic diagnostic instruments.

         E. On or about June 16, 1998, Paradigm and Humphrey signed a non-binding Letter of Intent designed to cover the transactions which are specifically set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:


                                    SECTION I
                               PURCHASE OF ASSETS

                  1. 1. Purchase of Assets. Subject to the terms and conditions set forth in this Agreement and except as specifically excluded herein, Humphrey agrees to sell, transfer, assign and deliver to Paradigm, and Paradigm agrees to acquire from Humphrey, certain assets of Humphrey that are used in the manufacture and marketing of Humphrey's ultrasonic microprocessor based line of ophthalmic diagnostic instruments commonly known as:

                             a)     Humphrey Ultrasonic Biometer Model 820*

                             b)     Humphrey A/B Scan System Model 837*

                             c)     Humphrey Ultrasound Pachymeter Model 855*

                             d)     Humphrey Ultrasound Biomicroscope Model 840*

                             * including all accessories, packaging and end-user
                               collateral materials (manuals, etc.) for each of the product lines.

Subject to the dollar limitations set forth in Section 6.13 and subject to the quantity limitations set forth in Section 1.2, the assets to be purchased and sold under this Agreement ("Assets") are specifically described in Exhibit "A" which is attached hereto and by its reference incorporated herein. It is understood and agreed that specifically excluded from the Assets to be purchased and sold under this Agreement are any and all tools and "jigs" which may have been used to manufacture the line of products described in a) through d), above. It is specifically understood by Paradigm that the product line represented in
Section 1. 1.a) through d), above, has not been manufactured or sold by Humphrey since approximately May, 1997. The parties agree that the Assets which are the subject of this Agreement are purchased and sold "as is".

                  1.2. Limitation on Assets to be Acquired. Insofar as Humphrey is reserving the right to provide sales of parts/components and the right to provide service to its installed base of customers, it is agreed that with regard to any single part or component used in the manufacture or assembly of the Model 820 Biometer, the Model 837 A/B Scan System, and the Model 855 Pachymeter, Humphrey shall have the right to retain no less than one-half (1/2) of its inventory of each of the parts or component*. as of the date of Closing. With regard to the Model 840 Biomicroscope, the Assets shall include only sufficient parts/components to build two (2) complete units.

                  1.3. Right to Manufacture. It is understood and agreed that with purchase of the assets set forth on Exhibit A, Paradigm shall have the right to design, manufacture, market and sell ultrasonic ophthalmic diagnostic instruments using the Assets herein acquired.

                                    SECTION 2
                                 PURCHASE PRICE

                  2. 1. Purchase Price.  The purchase price for the Assets to be
                  transferred   under  this  Agreement  shall  be  Five  Hundred
                  Thousand Dollars ($500,000.00).

                  2.2. Purchase Price to be Paid by Issuance of Common Stock. Paradigm is a stock company whose common stock is publicly traded on the NASDAQ Small Cap market. Subject to the conditions set forth herein, Humphrey hereby agrees to accept One Hundred Five Thousand Two Hundred Sixty Three (105,263) shares of Paradigm's common stock as payment in full for the Assets to be transferred from Humphrey to Paradigm under this Agreement. With reference to the aforementioned Letter of Intent of June 16, 1998, the parties hereby agree that the number of shares is determined by the price of the Paradigm common stock as of close of the market on June 16, 1998, which price is $4.75 per share.

                  2.3. Issuance and Registration of Stock. The issuance of shares of common stock to cover the payment of the purchase price as called for herein shall concur with execution of this Agreement. Immediately after execution of this Agreement and issuance of such shares of stock, Paradigm shall properly register the stock by preparing and filing all necessary documents with the Securities Exchange Commission (SEC) and any other State or Federal regulatory agency for which such filing/registration is required. The stock issued by Paradigm concurrent with execution of this Agreement shall bear a legend indicating that such shares of stock may not be traded until registration has been made and approved by the SEC and/or such other regulatory agency as may be required. Paradigm shall be solely responsible for payment of all fees and costs connected with the preparation and filing of such registration(s).

                  2.4. Condition to Transfer. It is understood and agreed that transfer of title from Humphrey to Paradigm to the Assets set forth on Exhibit A and transfer of the right to design, manufacture, market or sell products utilizing or based on such assets, shall be contingent upon:

                             a) the proper registration and/or approvals being issued by the SEC and/or any other regulatory agency from which registration and/or approval is required; and

                             b) payment in full of the purchase price, from the sale of the Paradigm shares of stock, in cash, received by Humphrey, as set forth in Section
                             2.5.4. and/or 2.5.5, below. To provide for the possibility of Humphrey having to reacquire possession of the Assets due to failure of the conditions set forth herein, Paradigm hereby agrees that until they have received notice from Humphrey (in writing), that the conditions set forth in Sections 2.5.4 and/or 2.5.5 have been satisfied, the Assets will be held by Paradigm at a single location, namely their principal place of business located at 1 127 West 2320 South, Suite A, Salt Lake City, Utah. Paradigm further agrees that in the event Humphrey has to reacquire possession of the Assets due to the failure of the conditions set forth herein, Humphrey shall acquire right, title and all interest in any and all instruments, whether fully or partially assembled, which contain parts or components of the Assets which are the subject of this Agreement. Humphrey shall file UCC I with the appropriate agency in the state of Utah to perfect the security interest reserved under this Section.

                  2.5. Payment of Purchase Price. The purchase price shall be paid as follows:

                             2.5. 1. To Doug Adams. Paradigm shall issue and deliver to Doug Adams, or his designee ("Adams"), Twenty-Six Thousand Three Hundred Sixteen (26,316) shares of Paradigm's common stock. By signing this Agreement, Adams agrees to accept said shares of Paradigm common stock as full compensation for his services to Humphrey as a broker/consultant under the aforementioned Letter Agreement made by and between Adams and Humphrey as of May 11, 1998. Adams further acknowledges that except as set forth herein, he is entitled to no other compensation either from Humphrey or Paradigm in connection with the transaction called for in this Agreement.

                             2.5.2. To Humphrey. Paradigm shall issue and deliver to Humphrey, or its designee, Seventy Eight Thousand Nine Hundred Forty Seven (78,947) shares of Paradigm's common stock.

                             2.5.3. Limitation on Sale. It is understood that Humphrey and Adams shall have the right to sell their respective shares of Paradigm common stock on the open market at any time subsequent to the proper registration of such stock as called for under Section 2.3. Humphrey and Adams hereby agree that each will limit their respective daily stock sales to Five Thousand (5,000) shares or less for each trading day the NASDAQ is open for business.

                             2.5.4. Guaranty of Net Proceeds. Paradigm hereby guarantees that Humphrey shall receive total net proceeds (after payment of stock brokers' fees and/or commissions and payment of any sales or transfer taxes connected with sale of shares) of at least Three Hundred Seventy Five Thousand Dollars ($375,000) from the sale of the stock it receives as consideration under this Agreement. In the event that the sale of all Seventy Eight Thousand Nine Hundred Forty Seven (78,947) shares of Paradigm common stock issued to Humphrey yields less than Three Hundred Seventy Five Thousand Dollars ($375,000) net to Humphrey, Paradigm agrees to issue, at no cost to Humphrey, such additional registered shares of Paradigm common stock as is necessary to increase Humphrey's net proceeds to Three Hundred Seventy Five Thousand Dollars ($375,000).

                             2.5.5. Excess Proceeds. In consideration of Humphrey's acceptance of shares of stock in lieu of cash, the parties agree that Humphrey may retain the proceeds from the sale of the aforementioned shares of stock which may be in excess of Three Hundred Seventy Five Thousand Dollars ($375,000).


                                    SECTION 3
                          ALLOCATION OF PURCHASE PRICE
                              AND PAYMENT OF TAXES

                  3. 1. Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the product lines as follows:

                       a) Humphrey Ultrasonic Biometer Model 820      $100,000
                       b) Humphrey A/B Scan System Model 837          $100,000
                       c) Humphrey Ultrasound Pachymeter Model 855    $100,000
                       d) Humphrey Ultrasound Biomicroscope Model 840 $200,000
                                                           Total      $500,000

                  3.2. Taxes. Paradigm shall be solely responsible for payment of sales and use taxes, if applicable, arising out of the transfer of the Assets. Paradigm shall not be responsible for any business, inventory, income, employee-related withholding, or any similar tax arising out of ownership or use of the Assets incurred by Humphrey for any period prior to the Closing Date.


                                    SECTION 4
                 ASSIGNMENT OF LICENSES AND REGULATORY APPROVALS

                  4. 1. License Agreements. Attached hereto as Exhibit B is a list of the individuals and organizations to whom Humphrey paid royalties under license agreements prior to the time it discontinued manufacturing and selling the product line which is the subject of this Agreement. Such royalties were paid for technology or formulas which were acquired or utilized in connection with the manufacture and sale of one or more of the models in the line of products. Humphrey makes no representation and provides no warranty that Paradigm will be able to use the technology or formulas which are the subject of said license agreements on any products which Paradigm may manufacture and sell utilizing the Assets purchased under this Agreement. Paradigm shall be solely responsible for obtaining any consents from licensors that may be desired or required in connection with Paradigm's use of proprietary information from such licensors. Humphrey hereby authorizes and consents to the release of information directly from such licensors to Paradigm. It is further understood that Paradigm shall have the right to enter into new license agreements with any of the listed licensors for use of technology or formulas in connection with Paradigm's manufacture of products utilizing the Assets acquired herein.

                             4. 1. 1. License Agreement with Sunnybrook. As to that certain License Agreement of September 27, 1990, entered into by and between Humphrey and Sunnybrook Health Science Center, a copy of which is attached hereto as Exhibit F, Humphrey hereby assigns to Paradigm any right Humphrey may have acquired under said License Agreement to manufacture the Ultrasound Biomicroscope Model 840. Paradigm hereby agrees to indemnify and hold harmless Humphrey from any royalties, claims, or liabilities of any kind arising out of Paradigm's manufacture and sale of an ultrasound biomicroscope based on the technology deployed in the Model 840.

                  4.2. Regulatory Approvals. To the extend allowed by the relevant regulatory agency and the regulations pertaining thereto, Humphrey hereby assigns and transfers to Paradigm all of its right, title and interest to the following regulatory approvals:

                             a) any and all CE Marks in Europe applicable to the products set forth in Section 1. I a) through d); and

                             b) any and all 5 1 OK FDA approvals in the United States applicable to the products set forth in
                             Section 1. I a) through d).

                             c) Paradigm shall bear sole responsibility for applying to any relevant regulatory agency and for following the pertinent regulations for the effective transfer of the Marks and approvals set forth in Section 4.2.a) and b), above.


                                    SECTION 5
                       USE OF HUMPHREY NAME AND TRADEMARKS

                  5. 1. No Right To Use of Humphrey Name. Except as is specifically excepted in this Section, nothing in this Agreement shall be construed so as to give Paradigm any right or license to use the Humphrey name in connection with any future development, manufacture, marketing, promotion, distribution or sale of products utilizing the Assets acquired herein. The Humphrey name shall be removed from the exterior of any products produced by Paradigm. Any existing inventory purchased from

                  Humphrey may be used on the interior of the products without the removal of the Humphrey name. Any news or press release to be disseminated by Paradigm which contains the Humphrey name shall be approved by Humphrey prior to its dissemination to the public. It is understood that Paradigm will be required to disclose in a public record in connection with its 10K / 10Q filings with the SEC, the fact that Paradigm has acquired from Humphrey the technology and the right to manufacture instruments which is the subject of this Agreement. Paradigm is hereby authorized to utilize the Humphrey name in the ordinary course of reporting transactions as a public company to the various regulatory agencies. Paradigm shall not, in any form, communicate that they have purchased Humphrey's ultrasound business, but rather communicate only that they have purchased the right to manufacture instruments utilizing the Assets purchased from Humphrey. Any use of the Humphrey name other as set forth in this Section is strictly prohibited unless authorized in writing by Humphrey.

                  5.2. Trademarks. Paradigm shall have no right to use any trademarks, symbols or logos of Humphrey in connection with its manufacture and sale of products utilizing the assets/technology acquired under this Agreement.

                                    SECTION 6
                   REPRESENTATIONS AND WARRANTIES OF HUMPHREY

         6. Representations and Warranties of Humphrey. Humphrey represents and warrants as of the Closing Date that:

                  6. 1. Organization and Standing. Humphrey is a division of Carl Zeiss, Inc., a corporation duly organized and validly existing under the laws of the State of New York and is in good standing as a domestic corporation under the laws of said State. Humphrey has all the requisite power and authority to own and further, has the power and authority to validly sell, transfer and assign all of the Assets to Paradigm.

                  6.2. Authorization. The execution and delivery of this Agreement and the consummation of this transaction by Humphrey has been duly authorized, and no further authorization is necessary on the part of Humphrey or Carl Zeiss, Inc.

                  6.3. Title To Assets. Humphrey has good and marketable title to the Assets. Except as may arise out of the license agreements with individuals/organizations set forth in Section 4, all of the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, claims, conditions, or restrictions.

                  6.4. Compliance With Law. Humphrey is, to the best of its knowledge, in compliance in all material respects with all foreign, federal, state and local laws and regulations as they apply to the ownership of the Assets. To the best of its knowledge, there are no pending or threatened claims or audits by any foreign, federal, state or local government authority with respect to the Assets or with respect to Humphrey's (presently discontinued) ultrasonic business.

                  6.5. Employees. Humphrey represents that none of its employees have or will have any written or oral contracts of employment that will be binding upon Paradigm as of the Closing Date.

                  6.6. Litigation. There is no legal, administrative, governmental, arbitration or other action, proceeding or investigation, pending or, to be best knowledge of Humphrey, threatened against or involving Humphrey which questions or challenges the validity of this Agreement or the Assets which are the subject of this Agreement.

                  6.7. Tax Matters. Humphrey has filed all tax returns required to be filed by law and all taxes that relate to the Assets being sold herein have been paid. As it relates to the Assets, there are no tax liabilities, interest or penalties due.

                  6.8. Financial Records. With respect to the "Ultrasound Product Line P&L" which has previously been provided to Paradigm and is attached hereto as Exhibit C, the Total
                  Revenue figures set forth accurately reflect revenues from sales and service; all other figures pertaining to cost of goods sold, variances, and expenses are "reasonable management estimates" related to the line of products being sold herein. Such financial information has been prepared on a consistent basis and fairly presents the matters set forth therein.

                  6.9. Liabilities. Except as may arise under relevant license agreements with individuals/organizations, as set forth in
                  Section 4, there are no liabilities of any nature, known or unknown, accrued or unaccrued, nor will there be any liabilities accruing in the future, relating to the Assets that might impose transferee liability against Paradigm.

                  6.10. Trade Names, Trademarks, Trade secrets and copyrights. To the best of Humphrey's knowledge Humphrey has not infringed, and is not now infringing, on any trade name, trademark, service mark, copyright or trade secret belonging to any other person, firm or corporation. Except as set forth herein, Humphrey is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any trademarks, service marks, trade secrets, trade names or applications or any copyrights relating to the Assets. Humphrey owns or holds adequate licenses or other rights to use all proprietary information in connection with the Assets.

                  6.11. Brokerage Fees. Aside from the communications and the assistance they may have received from Doug Adams, Humphrey has not engaged or otherwise involved any broker, finder or similar intermediary in the negotiation of this Agreement or in the transactions contemplated hereby.

                  6.12. Full Disclosure. None of the representations and warranties made by Humphrey contained in this Agreement and no statement contained in any of the exhibits and schedules to this Agreement will contain any untrue statement of a material fact, or omit to state a material fact.

                  6.13. Value/Sufficiency of Components. Humphrey hereby represents and warrants that included in the Assets, as related to the product line price allocations (as set forth in
                  Section 3), for the Ultrasonic Biometer Model 820 line, for the A/B Scan System Model 837 line, and for the Ultrasonic Pachymeter Model 855 line, that included in the price for the three combined product lines, will be $ 1 00,000 worth of parts and components, valued at Humphrey's cost. Humphrey further represents and warrants that with regard to the Ultrasound Biomicroscope Model 840 product line, the Assets, as related to the product line price allocation (as set forth in Section 3), will be parts and components sufficient to build two complete units. In the event Humphrey has in its inventory as of the Closing, insufficient parts or components to build two complete Model 840 units, Humphrey shall as soon as is practicable, acquire at its cost such missing parts/components, provided such missing parts/components can still be reasonably obtained from existing vendors or suppliers.


                                    SECTION 7
                   REPRESENTATIONS AND WARRANTIES OF PARADIGM

         7. Representations and Warranties of Paradigm. Paradigm represents and warrants as of the Closing Date that:

                  7.1. Good Standing. Paradigm is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

                  7.2. Authorization. The execution, delivery and performance by Paradigm of this Agreement and all other instruments to be executed and delivered by Paradigm in connection with the transactions contemplated under this Agreement are within the power of Paradigm, have been duly authorized by all necessary action of the Board of Directors of Paradigm, and no further approval or ratification is necessary.

                  7.3. No Consent Required. Except as set forth herein, no other consent, approval or authorization of, or declaration, filing or registration with, any federal, state or local governmental or regulatory authority is required to be made or obtained by Paradigm in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated in this Agreement.

                  7.4. Absence of Restrictions. Paradigm is not subject to any provision of any agreement, order, judgment or decree which prohibits the execution or delivery of this Agreement by Buyer, or which would prevent or impair the consummation of the transactions contemplated under this Agreement.

                  7.5. Brokerage Fees. Aside from the communications and the assistance they may have received from Doug Adams, Paradigm has not engaged or otherwise involved any broker, finder or similar intermediary in the negotiation of this Agreement or in the transactions contemplated hereby.


                                    SECTION 8
                                     CLOSING

                  8. 1. Time and Place. The transfer of Assets by Humphrey to Paradigm (the "Closing") shall take place at the Humphrey facility located at 5160 Hacienda Drive, Dublin, California, at 10:00 a.m. on -, 1998, or at such other time and place as the parties may agree in writing (the "Closing Date").

                  8.2. Obligations of Humphrey At Closing. At the Closing Humphrey shall deliver, or cause to be delivered, to Paradigm:

                             8.2. 1. A bill of sale (the form of which is attached hereto as Exhibit D evidencing the transfer of the Assets. Humphrey, at any time before or after the Closing Date, will execute, acknowledge and deliver any further documents and instruments of transfer, reasonably requested by Paradigm and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Paradigm for the purpose of assigning, transferring, conveying and confirming to Paradigm any and all property to be conveyed and transferred under this Agreement.

                  8.3. Obligations of Paradigm at Closing. At the Closing, Paradigm shall deliver, or cause to be delivered:

                             8.3. 1. Seventy Eight Thousand Nine Hundred Forty Seven (78,947) shares of Paradigm common stock issued to Humphrey, as called for under Section 2.5.2.

                             8.3.2. Twenty Six Thousand Three Hundred Sixteen (26,316) shares of paradigm common stock issued to Doug Adams, as called for under Section 2.5. 1.


                                    SECTION 9
                      OBLIGATIONS OF PARTIES AFTER CLOSING

                  9. 1. Indemnification By Humphrey. Humphrey agrees to indemnify and hold Paradigm harmless from and against any and all known or unknown liabilities, claims, demands, losses and expenses, of any kind or nature (including, without limitation, interest, penalties and reasonable attorneys' fees incidental thereto) related to, 10 resulting from or in any way arising out of the ownership of the Assets or sale of the line of products set forth in Section 1. I that accrued or occurred prior to the Closing Date.

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

                  9.2. Indemnification By Paradigm. Paradigm agrees to indemnify and hold Humphrey harmless from and against any and all known or unknown liabilities, claims, demands and expenses, of any kind or nature (including, without limitation, interest, penalties and reasonable attorneys' fees incidental thereto) related to, resulting from or in any way arising out of (i) the ownership of the Assets that accrued or occurred on or after the Closing Date, or, (ii) the design, development, manufacture, marketing, and/or sale of any product or products by Paradigm utilizing the Assets and/or technology acquired under this Agreement.

                  9.3. Competition by Humphrey. In consideration for the payment of the purchase price by Paradigm at the Closing Date, Humphrey agrees that Humphrey will not at any time within the next sixty (60) month period following the Closing Date, directly or indirectly, engage in or have any interest in any person, firm, corporation or business that engages in the design, production and/or sale of ultrasonic products utilizing technology which is substantially identical to the technology utilized by the products identified in Section 1. 1, in the United States or internationally; provided, however, no provision of this Section, or of this Agreement, shall be construed so as to prevent Humphrey from reentering the ultrasound market or from engaging in the design, development, manufacture, marketing, distribution and/or sale of any line of ultrasonic products in the field of ophthalmology/optometry, or any other medical, industrial or commercial field, so long as such products are not utilizing technology which is substantially identical to the technology utilized by the products set forth in Section 1. 1. This right applies regardless of whether Humphrey's reentry into such field results in the manufacture, distribution and/or sale of products which compete in the marketplace with ultrasound products manufactured and sold by Paradigm.

                             9.3. 1. Trade-Ins. Notwithstanding the provisions set forth in Section 9.3., above, Humphrey shall have the right for a period of three (3) years following the Closing Date, to take trade-ins and to resell such trade-ins as pre-owned equipment, of any and all models of ultrasound instruments set forth in Section 1. 1. Paradigm shall have the right, the same as would any other customer, to purchase pre-owned instruments from Humphrey.

                  9.4. Consultation. For a period of ninety (90) days following the Closing Date, Humphrey shall make available, at any time during regular work hours upon reasonable verbal notice, those of its employees with knowledge of the ultrasound products to provide consultation to Paradigm, its officers and employees, in the design, production, or construction of any jigs which are not being transferred as part of this sale but are clearly necessary to the manufacturing and production process. Such consultation shall not exceed one hundred twenty (120) man-hours over the ninety (90) day period.

                  Consultation of up to one hundred twenty (120) man-hours shall be provided by Humphrey at no additional cost to Paradigm, provided, however, Paradigm shall be responsible for payment of any travel and travel-related expense incurred by Humphrey personnel in providing such services. Any consultation Paradigm may require beyond the one hundred twenty man-hours, may be provided by separate agreement of the parties at a compensation rate to be negotiated.

                  9.5. Use of International Distributors. Humphrey hereby agrees that Paradigm may utilize and enter into contracts with, any third party international distributor which previously distributed the Humphrey ultrasound product line prior to Humphrey's discontinuance thereof, for the purpose of distributing internationally any ultrasound products Paradigm may manufacture using the Assets acquired under this Agreement. It is understood, however, this provision shall not be construed so as to give Paradigm the right to utilize or contract with Carl Zeiss Affiliates for purposes of such international distribution. A list of such non-Zeiss international distributors is attached hereto as Exhibit E. Humphrey agrees to prepare a letter on its letterhead announcing to such international distributors the sale of the Assets and further agrees to waive any potential conflicts of interest which may be included in existing distribution agreements such that said international distributors shall be allowed to distribute products manufactured by Paradigm. Nothing in this Section or this Agreement shall be construed so as to prevent Humphrey from utilizing and contracting with any international distributor, including distributors which had previously distributed the Humphrey line of products which are the subject of this Agreement, from distributing any future line of ultrasound products.


                                   SECTION 10
                                     SERVICE

                  10. 1. Installed Base. Humphrey hereby reserves for its own account the right to provide sales of parts and components and the overall right to provide service to the installed base of customers who purchased ultrasound instruments from Humphrey prior to its discontinuance of the product lines which are the subject of this Agreement.

                  10.2. Service on Paradigm Products. Paradigm shall have the right to determine who shall provide service to the line of products it intends to manufacture and sell from the Assets/technology acquired under this Agreement. In the event Paradigm wants to offer "Humphrey Service Agreements" to customers that purchase Paradigm ultrasound products, Paradigm and Humphrey will negotiate a separate agreement under which such service may be provided, but neither party shall be obligated to enter into any such agreement.

                                   SECTION I I
                                  MISCELLANEOUS

                  11. 1. Expenses. Each party shall pay all of its own costs and expenses, including attorney's fees, incurred in connection or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                  11.2. Subject. Headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

                  11.3. Entire Agreement: Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  11.4. Parties in Interests. Nothing in this Agreement whether expressed or implied, is intended to convey any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  11.5. Binding on Successors. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

                  11.6.      Dispute Resolution.

                             1 1.6. 1. Arbitration of Disputes. Any dispute or claim in law or equity arising out of this Agreement or any transaction resulting from this
                             Agreement shall be decided by neutral binding arbitration, held in Alameda County, California, in accordance with the rules of the American Arbitration Association, and not by court action except as provided by California law for judicial review of arbitration proceedings. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have the right to discovery in accordance with Code of Civil Procedure Section 1283.05 in connection with any arbitration proceeding held hereunder. The filing of a judicial action for an order of attachment, an injunction, or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.

                             11.6.2. Recovery of Arbitration/Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs and expenses (including costs and expenses related to retaining experts and consultants) incurred in any such action or proceeding, in addition to any other relief to which it or they may be entitled.

                  11.7. Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument, certificate, opinion or other writing provided for in it shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby.

                  11. 8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or sent by facsimile transmission on the party to whom notice is to be given or on the third business day after the postmark if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid and properly addressed as follows:

                  If to Humphrey:           Humphrey Systems, a division of
                                            Carl Zeiss, Inc.
                                            5160 Hacienda Drive Dublin, CA 94568
                                            Attn.: Dr. Michael Patella
                                            Phone:(800) 227-1508 x4l8l
                                            Fax: (925) 556-9497

                  If to Paradigm:           Paradigm Medical Industries, Inc.
                                            1127 West 2320 South, Suite A
                                            Salt Lake City, Utah 84119
                                            Attn.: Michael W. Stelzer
                                            Phone:  (801) 977-8970
                                            Fax: (801) 977-8973

                  If notice is given by facsimile transmission a duplicate copy of the notice shall promptly be given by personal delivery, first-class or certified mail, or overnight delivery. Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

                  11.9. Independent Contractor. The relationship between Paradigm and Humphrey is that of independent contractors, and not of principal-agent, partner or joint venturer. Paradigm is not the legal representative of Humphrey, nor is Humphrey the legal representative of Paradigm. Neither Paradigm nor Humphrey has the right or authority to assume or undertake any obligation or make any representation on behalf of the other, and neither shall hold itself out as having such right or authority.

                  11.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California as applied to contracts that are executed and performed entirely in California. Neither party shall be considered the draftsman of this Agreement and no provision shall be construed either for or against Humphrey or Paradigm, but this Agreement shall be interpreted in accordance with the general terms of the language in an effort to reach an equitable result.

                  11. 11. Severability. If any of the provisions of this Agreement are held invalid or unenforceable by any court of competent jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

                  11. 12. Necessary Acts. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

                  11. 13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11. 14. Facsimile Signature. The parties agree that this Agreement, will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                             Humphrey:         HUMPHREY SYSTEMS, a division
                                               of Carl Zeiss, Inc., a New
                                               York corporation
                             By:               Lothar Koob, President

                             Paradigm:         PARADIGM MEDICAL INDUSTRIES, INC.
                                               a Delaware corporation
                             By:               Thomas F. Motter, President
                                               and CEO

         I hereby agree to be bound by the terms and conditions set forth in Sections 2.5.1 and 2.5.3 of this Agreement.

                                               Doug Adams, Individually










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